INFORMIX CORPORATION


                       EXHIBIT 11.1

    STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS)
                       PER SHARE

            (in thousands, except per-share data)



                                     FOR THE PERIODS ENDED
                                     ----------------------
                                     MARCH 30,     MARCH 31,
                                       1997          1996
                                     ----------  ----------
                                                    (Note)

Net income (loss)                    $(140,107)  $  15,891


Weighted average outstanding
  shares                               151,049     148,289

Net effect of outstanding options            -       7,499
                                     ----------  ----------
Weighted average common and common
  equivalent shares outstanding        151 049     155,788
                                     ==========  ==========

Net income (loss) per share          $   (0.93)  $    0.10
                                     ==========  ==========


Fully diluted computation not presented since such amounts differ by less than 3 percent of the net income per share amounts shown above.